Exhibit 99.2

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

EVENT DATE/TIME: JUNE 08, 2021 / 12:30PM GMT

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

C O R P O R A T E P A R T I C I P A N T S

David Rockecharlie

John Goff

Wilkie Schell Colyer Contango Oil & Gas Company - CEO & Director

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gail Amanda Nicholson Dodds Stephens Inc., Research Division - MD & Analyst

Salvadore J Miletello

Subash Chandra

Tarek Hamid JPMorgan Chase & Co, Research Division - MD and Senior Analyst

P R E S E N T A T I O N

Operator

Good day, and welcome to the Independence Energy and Contango to combine in all-stock merger conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to John Goff. Please go ahead, sir.

John Goff

Thank you, operator and good morning, everyone. Thank you for joining today’s call to discuss the announced transaction between Contango and KKR’s Independence Energy. My name is John Goff, and I’m Chairman of the Board of Contango. Presenting with me on today’s call are Wilkie Colyer, Contango’s Chief Executive Officer; and David Rockecharlie, Head of KKR Energy Real Assets. Hopefully, everyone has had an opportunity to read through this morning’s press release, including the securities law disclaimers and cautionary statements regarding forward-looking information, including projections and non-GAAP measures that apply to the statements on this call.

Before diving head first into the announcement and the more formal presentation that Wilkie and David will cover. I want to go over the background of the story of how this all came about. It’s been about 3 years since I made a significant investment in Contango and the Head of my Energy Investment Activities at the time, Wilkie Colyer became CEO. Since then, Wilkie, Farley Dakan and team have reduced overhead and operating costs dramatically. They’ve developed strong banking relationships and strategically invested in very highly accretive transactions, and along the way, attracted long-term shareholders to invest alongside of us while I increased my personal ownership to close to 25% of the company.

The entire Contango team has done a remarkable job in executing that plan and significantly increasing the value of the company. As I said on one of our previous calls, I have a passion for building companies. And I’m very proud of the Contango team’s accomplishments. The backdrop of the energy industry continues to be fairly straightforward and simple. There’s not enough focus on true risk-adjusted returns. The industry is burdened with too much cost. There’s too much leverage, and the result is an industry that continues to be ripe for consolidation. So now the key for Contango is scale, access to larger amounts of capital and at a lower cost. We, as a team, make a point of routinely meeting with other owners of assets as well as companies.

Obviously, we focus our attention on those where we think there may be an actionable idea. My experience has been that this can occasionally bear fruit. In this case, our meetings earlier in the year did just that. In meeting with KKR and their company Independence, we found a terrific team that is complementary to ours, a very similar strategy, a similar view of the industry and the opportunities and a complementary asset base.

Those common interests have led to this transaction, to reverse merge KKR’s private company, Independence into Contango and a stock-for-stock deal that creates a much larger business with significant scale, significant access to capital and at a much lower cost. Our asset base uniquely fits together. KKR gets what they desire, which is a public vehicle and we get the scale and lower cost of capital collectively plus a combined great team. The merged company, and by the way, we’re going to find the name soon. We’re working on a name. We will be renamed by closing. It will ultimately trade on the New York Stock Exchange and will importantly be the primary vehicle for KKR to focus its energy investment activities.

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

It will also be where Wilkie, Farley and I continue to focus our efforts in the energy sector as well. But with increased firepower, we can add a 0 to the size of transactions that we have been executing on. I have known KKR and much of its senior team for years. I’ve even been a passive investor in some of their investment activities in the past. And they are smart and of the highest integrity and are great partners. This is going to be fun to work together.

I’m excited to serve as Chairman of the combined company and work with David Rockecharlie, current CEO of Independence, and a great guy and his team. Wilkie and Farley will continue to operate Contango as they do today as a subsidiary of the combined company as well as continue to focus on acquisitions. For the Contango shareholders, this is a very, very important event. It drives significant accretion to your ownership, which Wilkie will cover in detail, but I’ve got to steal a few highlights from his presentation.

Our pro forma enterprise value will increase over 4x our current value to approximately $5.7 billion. Pro forma 2022 adjusted EBITDA will range between $750 million and $800 million, massively larger than where we are today. There will be 50% accretion to 2022 cash flow per share. We’ll have very low leverage, which means lots of capacity. Our pro forma credit metrics will be investment grade, which is very important, driving our cost of capital down.

With that, I’d like to turn it over to Wilkie.

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Thanks, John. Good morning, everyone, and thank you for your participation in the call. We’re really excited to partner with David and his team at KKR to continue our consolidation strategy with a bigger balance sheet and lower cost of capital. In getting to know them over the last several months, we have found like-minded partners and a complementary set of assets to merge together. Scale is incredibly important in this business, and this transaction is a great next step for Contango and its shareholders.

Turning to Slide 4 of the presentation. Let me quickly summarize the transaction. The transaction positions the combined company to be a leading consolidator in the U.S. oil and gas industry through increased scale, improved access to capital, low leverage and a successful proven management team. We have structured the transaction as an all-stock reverse merger. Under the terms of the agreement, Independence will merge with an operating subsidiary of a new parent company, which will become a publicly traded entity at closing. Contango will become a wholly owned subsidiary of the operating company.

The new company at closing, we use an Up-C structure. Contango shareholders will receive Class A common stock, representing voting and economic rights in the new parent company. Independence’s owners will receive Class B common stock, representing voting rights in the new parent company and corresponding limited liability company units representing economic interest in the operating subsidiary. It’s important to note that these 2 classes of stock will have equal voting rights. The initial Board of Directors at closing will consist of 9 directors with 2 directors designated by Contango, including Mr. Goff as Chairman and 7 Directors designated by KKR, including David Rockecharlie.

Upon closing, Independence shareholders will own approximately 76% of the combined company and Contango shareholders will own approximately 24%. Based on Contango’s closing stock price of $5.62 on June 7 and pursuant to the terms of the proposed transaction, the combined company will have an initial equity market capitalization of approximately $4.8 billion and an enterprise value of approximately $5.7 billion.

Following closing, the combined company will be managed by KKR’s Energy Real assets team and led by Mr. Rockecharlie as CEO. Our senior leadership, including President Farley Dakan and I, will continue managing contango as an operating subsidiary of the combined company, and we’ll continue to focus on growth via acquisitions. The combined company will be headquartered in Houston and expect to operate under a new name and new ticker symbol listed on the New York Stock Exchange.

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

Transaction was unanimously approved by both the Contango and Independence Board of Directors and is expected to close late in the third quarter or early in the fourth quarter of 2021. The transaction is subject to the approval of Contango shareholders, certain regulatory approvals and satisfaction of other customary closing conditions. A voting agreement has been signed by Mr. Goff, Contango’s largest current shareholder pursuant to which he has agreed to vote in favor of the transaction. With Contango having completed 4 significant acquisitions in the last 18 months, we are excited about the opportunity we have with Independence.

Together, we will be able to continue executing on our acquisition strategy with the ability to transact on bigger deals as a combined company. Turning to Slide 5. This transaction is projected to be accretive to both strategic and financial metrics. The combined company will be positioned as a leading industry consolidator. We will have increased scale with greater access to and lower cost of capital. The combination is financially accretive to Contango’s estimated cash flow per share, including approximately 15% to 2021 estimates and approximately 50% accretive to 2022 estimates based on current management assumptions. The transaction provides a significant upgrade in asset quality, including the addition of high-return inventory and organic reinvestment opportunities.

The combination reinforces the strong financial position of these businesses and creates a path toward investment-grade credit metrics. Finally, we expect to generate $20 million in estimated cost synergies with further operational and financial cost savings anticipated. With that, I would like to turn the call over to David to talk more about KKR and the combined company. David?

David Rockecharlie

Thanks, Wilkie, and good morning, everyone. This is David Rockecharlie, the CEO of Independence and Head of KKR’s Energy Real Assets business. I’m excited to lead the combined company and build on both companies’ track records to deliver value to shareholders. And it’s going to be rewarding and fun to be partners with John, Wilkie and Farley in the entire Contango team.

Independence is a diversified, well-capitalized upstream oil and gas business, built and managed by KKR’s Energy Real Assets team. We’ve been executing on a consistent cash flow and risk-based strategy since 2011. Through this transaction, together, we and Contango are achieving meaningful scale while retaining the important and differentiated foundation of low decline producing assets, coupled with meaningful reinvestment opportunities, that provide low-risk growth across the Eagle Ford, Rockies, Permian and Mid-Continent. The combined company will have a balanced portfolio in key proven basins across the lower 48 states. Importantly, the portfolio represents a strong and predictable PDP base with meaningful inventory for low-risk growth.

Our focus will continue to be the same cash flow-oriented business model. And we’d like to highlight some important statistics. Firstly, based on Q1 production, we have 111,000 barrels of oil equivalent per day of combined production and adjusted annualized EBITDA of $757 million. The combined company generated $145 million in unhedged free cash flow in just the first quarter of 2021. We have an intentionally well-balanced portfolio by commodity with 62% of our reserves in oil and liquids and 38% natural gas and by region, with our top 3 regions comprising approximately 75% of our production.

And lastly, we believe the flexibility of our portfolio is unmatched. Again, with a very low PDP decline rate of 15% to 20% and minimal CapEx requirements, resulting in consistent and significant free cash flow.

Turning to Slide 7. We see this transaction as an incredible opportunity for all shareholders. Together, Contango and Independence will create a differentiated and uniquely positioned E&P company, and the combined company is positioned to be KKR’s primary platform for pursuing upstream oil and natural gas opportunities. This business will allow all of us to continue the shared strategy of delivering attractive risk-adjusted investment returns and predictable cash flows. And with its well-capitalized balance sheet and significant free cash flow generation, the combined company can become a leading consolidator in the U.S. oil and gas industry.

We’d like to highlight 7 key attributes of the business that we will discuss later in more detail. First, we’ll continue to have aligned management with a strong investor mindset. As we mentioned, the business will have strong sustainable free cash flow, significant scale across proven basins, well positioned to create value through consolidation, a commitment to ESG excellence, disciplined financial and risk management and, again, a well-capitalized balance sheet.

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

Moving on to Slide 8. With a closer look at the combined company management team, KKR’s energy real assets team will manage the combined business. We built a great team over the years who bring a combination of investment, financial and industry expertise. And while we have been executing the same strategy for many years, we constantly seek to do it better. And I’d like to say, again, how excited we are to be partners with the Contango team in this effort. In addition to me as CEO, Brandi Kendall will serve as Chief Financial Officer; and Todd Falk will serve as Chief Accounting Officer. Brandi is a member of the current Independence Board of Directors. She’s responsible for a broad range of portfolio management activities, including finance, planning, risk management and corporate development. Todd is our Chief Accounting Officer today, with more than 15 years of finance and accounting experience in the energy industry. Ben and Clay bring proven experience and leadership to our investment and capital allocation activities. And as an active board member and part of the Energy Real Assets team, Claire brings a depth of financial and energy industry expertise that is highly prized.

Contango’s Chairman, John Goff, will be Chairman of the Board of Directors of the combined Company. And Contango’s senior leadership, including CEO, Wilkie Colyer; and President, Farley Dakan, we’ll continue managing Contango as an operating subsidiary of the combined company and focus on strong operations and growth via acquisitions.

With sizable insider ownership and this proven management team, we believe our platform will be unique in aligning incentives, focusing on maximizing cash flow and investment returns and employing an investor’s mindset to deliver long-term value to shareholders.

Moving to Slide 9. We expect the combined company, again, to generate significant and sustainable cash flow. Our diversified production base has an expected PDP decline forecast of 18% for 2021. We will be disciplined and prioritize low-risk growth with returns-focused reinvestment and accretive acquisitions. Historical reinvestment rates have averaged approximately 45% of adjusted EBITDA, and we estimate similarly, a preliminary 2022 reinvestment rate of approximately 50% with a focus on low-risk development of our Eagle Ford assets.

Our preliminary full year 2022 forecast include the combined company generating between $750 million to $800 million of adjusted EBITDA and between $375 million and $400 million of unlevered free cash flow, with approximately 75% of expected 2022 adjusted EBITDA attributable to PDP assets. We will take an active risk management approach, protecting cash flow with a robust hedge program. Specifically, we have a notional value of approximately $1.8 billion hedged from July 2021 and beyond. Overall, we expect the combined company will be well positioned to deliver attractive risk-adjusted returns through a cash flow-oriented business model.

Turning to Slide 10. I’m really excited about the scaled asset attributes of the combined company. This increased scale, predictable free cash flow and valuable diversification provide a tremendous base of value, which is enhanced by the significant undeveloped reserves, offering excellent potential for growth through low-risk reinvestment. On a combined basis, based on the first quarter of 2021, approximately 26% of pro forma production will be in the Eagle Ford and 7% in the Permian, which continues to experience the greatest level of producer activity and growth potential in the entire Lower 48. In fact, within our portfolio, we see approximately $2 billion of future net capital opportunity for reinvestment in the Eagle Ford and approximately $700 million of future net capital opportunity for reinvestment in the Permian. All in, we’re positioned in great resource basins and are poised to further benefit from ongoing growth activity.

Turning to Slide 11. The combined company, again, will be well positioned to be a leading oil and gas consolidator. This transaction will accelerate Contango’s ongoing consolidation strategy to increase its reserve base and cash flow, and Independence has a long track record of successful acquisitions in the private market, dating back to 2012. Together, the combined company can be a leading acquisition platform, with strong operating capabilities, significant free cash flow and a strong balance sheet and increased access to capital as a scaled business in the public capital markets. Our priorities for future acquisitions will be cash flow-oriented assets in proven basins, including those contiguous to areas where the combined company has a presence or specific operating expertise, an ability to improve operations and deliver attractive risk-adjusted returns, complementary to the existing strategy, and all of this will be done with a focus on maintaining our financial strength and robust risk management. We see a large and attractive universe of opportunities among the major, large-cap independents and small subscale public companies as well as private companies that are seeking liquidity. And we believe that this is a huge market opportunity.

Turning to Slide 12. As we pursue the significant opportunities of this combination, we will continue to build on our commitment to environmental stewardship. Our simple rule is whatever we acquire, we want to make it better, ensuring the health and safety of our employees as well as protecting the environment and the communities in which we live and operate will remain top priorities. This transaction brings together 2 companies with

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

a shared commitment to developing industry-leading ESG programs and continually improving ESG performance. Our key focus areas will be to do the following: work to reduce greenhouse gas emissions, enable a 0 incident workplace, manage and reduce freshwater use, listen and respond to community concerns, and develop a diverse workforce culture. The combined company will continue to benefit from a strong partnership with KKR, who continues to invest in a diverse range of energy sources and is committed to investing in a stable energy transition, one that supports the energy needs of today in a responsible manner while also contributing to a cleaner tomorrow.

Moving on to Slide 13 and our disciplined financial and risk management approach: number one, a continued strong commitment to low leverage; number two, a returns-focused strategy on reinvestment decisions, number three, continued active risk management; number four, value-enhancing and accretive acquisitions; and number five, a strong discipline of return of capital through dividends. We expect to pay quarterly dividends, targeting approximately 10% of adjusted EBITDA.

Moving to Slide 14. The combined company’s larger balance sheet will be well capitalized with the ability to efficiently direct investment to the most attractive and highest return opportunities. There are no near-term debt maturities. The pro forma capital structure includes approximately $465 million drawn on the combined company’s reserve-based loan facilities due in 2025 in the case of Independence and $500 million in senior notes due in 2026 as of March 31, 2021, and pro forma for subsequent events. With the low existing leverage and strong free cash flow, the combined company expects to target long-term leverage in the range of or below 1x debt-to-EBITDA.

And with that, I’ll turn it back to Wilkie for a summary and closing remarks.

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Thanks, David. Turning to Slide 15. We want to highlight just how well positioned this business will be in the industry. We believe it represents a compelling long-term value proposition. We are excited about the opportunity to introduce this uniquely positioned pro forma company to our existing investors and hopefully, a lot of new ones. We believe this is the right way to run an oil and gas business, and we have compared the pro forma company to peers on a number of key metrics; base decline in reinvestment rates, net debt-to-EBITDA and estimated free cash flow yield. Our peer-leading low base decline rate provides stable, predictable cash flow. This reduces the reinvestment rate required to maintain and grow production, allowing us to generate significant free cash flow.

To manage commodity price risk and protect our balance sheet and cash flow, we also maintain an industry-leading hedge position, which will continue to serve us well. And lastly, this all results in our ability to maintain low leverage through cycles and to delever in the normal course of business.

Turning to Slide 16. This is a compelling transaction that will create a premier, diversified and low leverage U.S. independent oil and gas company with proven and strongly aligned management. We are confident this transaction positions the combined company to accelerate Contango’s successful acquisition strategy and maintain an acute focus on generating strong investment returns and predictable cash flows. We look forward to combining the strengths of our businesses to continue to scale profitably and deliver enhanced value for shareholders. And we leave you with the same key attributes that underpin this compelling value proposition: one, align management with investor mindset; two, sustainable free cash flow; three, significant scale across proven basins; four, well positioned to create value through consolidation; five, a commitment to ESG excellence; six, disciplined financial and risk management; seven, a well-capitalized balance sheet.

Thank you for your time this morning and your interest in our bright future. With that, operator, please open up the line for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And we will take our first question.

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

Tarek Hamid - JPMorgan Chase & Co, Research Division - MD and Senior Analyst

It’s Tarek Hamid from JPMorgan. Can you just talk a little bit about the combined company’s capital allocation philosophy? I know Independence has sort of targeted 50%, 60% of EBITDA as CapEx. Would sort of the combined company sort of pursue something similar in terms of organic spending?

David Rockecharlie

Yes. It’s David Rockecharlie. I think the most important thing that we want everyone to know is it’s going to continue to be disciplined capital allocation. And when you get a chance to see kind of how the combined companies have operated historically, I think it will show you how we think about it going forward, which is very flexibly. We react to the market environment we’re in, and we don’t chase targets that may not make sense in the context of an evolving market environment. But long story short, we’ve historically invested approximately 50% of EBITDA in the resource portfolio that we have and believe is very low risk. And then we’ve also had a pretty active acquisition strategy that’s been opportunistic. And again, remain very disciplined, and both companies clearly have shown the commitment to financial discipline on the balance sheet, no matter how the capital program goes.

Tarek Hamid - JPMorgan Chase & Co, Research Division - MD and Senior Analyst

Got it. And then both companies, you sort of mentioned this in the presentation, have had enormous success on the acquisition front, sort of a wide variety of acquisition sizes and structures. I guess maybe just help us think about sort of how you think about the next set of transactions and growth after this? Do you expect more bolt-ons? Do you expect sort of more transformative deals like this? Sort of where - what sort of the order of the possible with you guys’ mind?

John Goff

Well, this is John. I would start off by saying all of the above. Our target is going to be wide ranging. And the benefit of this transaction is we can really broaden our sites. And as I mentioned in my comments, add a 0 to what we’ve been looking at. So this is just going to be just transformative for the company to be able to not only access a broader range of opportunities, but also do so with a much lower cost of capital. Wilkie, you want to add to that?

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Yes. I mean, look, I think John is exactly right. With a public company in a public listing, you’ve got a litany of ways to transact, whether it’s cash deals, stock-for-stock transactions like this one. There’s - sky is kind of the limit. So we’ve talked about just in kind of Contango subset of things that we look at, we see it opportunity set in the tens of billions. And I think when you add in Independence’s capabilities, which are probably a little bit broader than ours, I think that number is multiples of what I’ve quoted in the past. So we view this as the go-to consolidator at this point. And most of our competition is just a fraction of our size, net of this combination. And so we just feel like that’s going to give us a huge competitive advantage in this period of consolidation that we see happening in the industry.

Tarek Hamid - JPMorgan Chase & Co, Research Division - MD and Senior Analyst

Got it. And last one for me. Just on the commodity mix, obviously, we - sort of both companies have been pretty balanced, but sort of any desire to sort of lean more towards oil or more towards gas kind of as you look out over the next year or 2?

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

David Rockecharlie

Yes. This is David. Again, I’ll take that one. I think we definitely believe in the value of balance but we’re also opportunistic in the market environment. So it turns out, both companies have a very similar commodity mix today. And I think we’d expect to continue to see the market give us value opportunities that change from time to time. We do have a great inventory that’s more oil weighted. So if you just looked at the current market environment and where capital is likely to be allocated. The company is on path to get more oily over time, which we think is very attractive.

Operator

We will now take our next question.

Subash Chandra

Subash Chandra, Northland. David, it has been a long time. Congratulations and hello. A quick question on the KKR real assets, et cetera. Is that going to be a source of future transactions? Or is there some sort of wall around what might be in that portfolio to consolidate into the NewCo?

David Rockecharlie

Yes. Great to hear from you again. I’ve been hiding out in the private market for a while, but it’s good to be here with this team today. Actually, I think it’s very simple. This is not sort of a drop-down strategy. Everything we do has been aligned with the Independence strategy and will continue to be going forward. And so I think what this company is getting is a very strong positioning, really to be KKR’s oil and gas business going forward. And I think that’s everybody can think about it. And we’ve committed to make sure that we’re doing that with the business.

Subash Chandra

Okay. Could you just characterize maybe the other investments in the real assets portfolio of KKR?

David Rockecharlie

Yes. We do have a private business, and it’s actually, I think, from a positive perspective, completely aligned with this strategy. And you can think about it actually as really investing in the same transactions going forward. So we don’t do anything different strategically with this business than we do with the existing portfolio. But again, I think just to clarify, this business is positioned to be KKR’s oil and gas business long term. So there’s no alternative strategies going on amongst this team.

Subash Chandra

Okay. Understood. Okay. And second question is I guess just on the capital allocation follow-up. So 50% reinvestment of EBITDA, 10% is the quarterly dividend. Is that a number - I mean, it leaves a lot of room, I assume that’s for delevering and maybe for a war chest or what have you. But is that a number on the return of capital that you can see being a bigger proportion over time than 10%?

David Rockecharlie

I think the short answer is we wake up every day thinking about the investors first, both debt and equity. And so I think we’re very committed to kind of pursuing the historical strategy that we’ve had going forward here together. So those numbers, I think, are good numbers. And then as you said, remaining free cash flow as we look at it, again, belongs to the investors first, but we also know that we’re here to find good things to do with it. So I think you can think about it as either strengthening the balance sheet or strengthening the company’s return investment opportunities.

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

Operator

And we will now take our next question.

Gail Amanda Nicholson Dodds - Stephens Inc., Research Division - MD & Analyst

This is Gail Nicholson at Stephens. Congratulations on the transaction. You guys talked about $20 million in the G&A savings with the future benefits of scale with incremental savings. Can you just talk about what those future benefits could be on the synergy aspect and the timing of those?

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Yes. I think with the benefit of the scale, we’re just going to be able to do everything a lot easier. So both teams, I think, have done a great job integrating acquisitions, but we’ve also been active. And so we expect there to be continued opportunities for improvement just in the existing assets we own together. And frankly, we think we would have both continued to see opportunities to improve our businesses. But when you put them together, it just gives you the ability to do things more efficiently across a larger asset base. So that’s everything from day-to-day operations and purchasing power to just financing costs and other opportunities. And again, as we continue to evaluate this as a great time for consolidation. We think we’ll also be able to bring in future assets with little incremental cost relative to what I would call a smaller business that had to catch up to its scale.

Gail Amanda Nicholson Dodds - Stephens Inc., Research Division - MD & Analyst

And great. And just on a question on hedging. 75% of the PDP oil volumes are hedged in 2022. Is that a level of hedging that we should anticipate in the future? Or how do you just view the future hedging strategy of the combined entities?

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Yes. We’re on the Independence side and obviously, Contango has had this strategy as well. We would expect to be significantly more hedged than your average company. And really, we look at it as downside in risk protection. So historically, we’ve been approximately 50% hedged on production over a 3 to 5-year period point forward. I think we’ll continue to be opportunistically hedged and active about rolling hedges around that kind of a target. But we also do keep an eye on the macro market, and we’ve got views. So first and foremost, we use hedging to protect capital and protect our investments. But we also do, I’ll call it, manage that portfolio and the tenor of it based on where we are in the market environment. But I think it would be important to note going into the significant downturn last year. We at Independence were hedged almost 3 years - a little over 3 years hedge forward. And so it really allowed us, and I think the Contango team feels similarly, allowed us to respond to a volatile market environment by being opportunistic and not having to worry about any of the things that a lot of other companies do that are either unhedged or overlevered. So definitely going to continue to stick to a strong hedging strategy, but opportunistic as well in the market environment, but very disciplined about hedging when we commit capital.

Operator

(Operator Instructions) And we will take our next question.

Salvadore J Miletello

This is Sal Miletello with Merrill Lynch. Congratulations and I’ve been following Contango for pretty much my full career. You just made a comment about your strong macro views. I remember in 1999, riding on a jet to Oklahoma with Kenneth Peak, and he made a statement he was going to make a strong run but he believe the next 7, 8 years in the energy market was going to boom. Could you speak to your macro views? And where do you think is going to happen with a strong position in oil with the curve possibly changing?

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Yes. I think I would highlight, number one, what’s important in my comment was that we’re paying attention to the fundamentals of the business. And we think that’s important to do. We don’t have a blind faith that things will go up, and we also are sort of mindful of the fact that things do change and can change pretty dramatically from time to time. So look, it is as simple as saying, we like to be hedged, we like to manage risk, and we like to know the environment we’re in. Both Contango and we have been strong acquirers in an oil price environment that was, call it, in the $50 range or lower. I think that, that certainly has proven to be a reasonable time to get invested, given what the market looks like today. But I wouldn’t say that we do anything with our macro views other than first and foremost, making sure we pay attention to the fundamentals.

John Goff

Yes. I would add - this is John Goff. I would add that the - I think the setup is very interesting right now. I think the marketplace has diverted its attention to wind and solar and battery-operated cars. And the environmental impact of all of that has been woefully underestimated and has resulted in a big expansion of the capital allocated to that sector as opposed to being allocated to the oil and gas sector. And so what - where we find ourselves now is woefully underinvested in the energy sector, the oil and gas side. And the setup is such that I think there’s going to be upward pressure on the commodity. I’m not saying it’s going to 100. I’m not about to predict the future of the price of the commodity but I would say the setup is very, very interesting and only makes me more bullish on the industry.

Operator

And that will conclude today’s question-and-answer session. I would like to turn the conference back to our host for any additional or closing remarks.

John Goff

Thanks, Diana, and thanks, everybody, for hopping on the call this morning. Once again, we’re really, really excited about this transaction. And we’ll be working diligently to get this thing closed later this year and look forward to updating you guys next time we come back to the market to announce our Q2 earnings. Thanks, everybody, and have a good day.

Wilkie Schell Colyer - Contango Oil & Gas Company - CEO & Director

Thank you.

Operator

Ladies and gentlemen, this concludes today’s call. Thank you for your participation. You may now disconnect.

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JUNE 08, 2021 / 12:30PM, MCF.A - Contango Oil & Gas Company, Independence Energy, L.L.C. - M&A Call

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